Exhibit 4.13

SHARE MORTGAGE

over shares of Puxin Limited

dated September 29, 2017

created by

Long bright Limited

as

the Mortgagor

in favour of

CICC ALPHA EAGLE INVESTMENT LIMITED

as the Mortgagee

THIS DEED is dated September 28, 2017 and

MADE BETWEEN:

(1)	Long bright Limited, a company incorporated with limited liability in the British Virgin Islands (the “Mortgagor”);

(2)	Mr. Sha Yunlong ( ), the sole shareholder and director of the Mortgagor, a PRC citizen with his PRC ID card number 21020219760127271X (the “Principal”); and

(3)	CICC ALPHA Eagle Investment Limited, a company incorporated under the laws of the Cayman Islands (the “Mortgagee”).

BACKGROUND

(A)	The Mortgagor is entering into this Deed in connection with the Convertible Note Purchase Agreement by and amongst the Mortgagee, the Mortgagor, the Principal, the Company (as herein defined) and certain other parties thereto dated 15 August, 2017 (the “Purchase Agreement”) and in connection with the Note Documents (as herein defined).

(B)	The Principal is satisfied that entering into this Deed is for the purposes and to the benefit of the Mortgagor and its business.

(C)	The Mortgagee and the Mortgagor intend this document to take effect as a deed (even though the Mortgagee may execute it under hand).

(D)	The Mortgagee holds the benefit of this Deed on the terms of the Note Documents.

This DEED witnesses the following:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, unless a contrary indication appears:

Company: Puxin Limited, an exempted company incorporated under the Laws of the Cayman Islands.

Companies Ordinance: the Companies Ordinance (Cap.622) of the Laws of Hong Kong.

Competitors: any Person (other than a Group Company) that is engaged in the business in connection with extracurricular tutorials for K-12 students, and consulting services and training for overseas study, whether online or offline.

CPO: the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong.

Covenant Parties: collectively, the Principal, the Company, Prepshine Holdings Co., Limited ( ), Pu Xin Education Technology Group Co., Ltd ( ) and any other Group Companies (as defined in the Purchase Agreement), each a Covenant Party; for the avoidance of doubt and solely for the purpose of this Deed, Covenant Parties do not include the Mortgagor or the Mortgagee.

Currency of Account: the currency in which the relevant indebtedness is denominated or, if different, is payable.

Deed: this deed and its schedules.

Delegate: a delegate or sub-delegate appointed under Clause 12.2 (Delegation) and any person appointed as attorney of the Mortgagee, Receiver or Delegate.

Dividends: in relation to any Share, all present and future:

(a)	dividends and distributions of any kind and any other sum received or receivable in respect of that Share;

(b)	rights, shares, money or other assets accruing or offered by way of redemption, bonus, option or otherwise in respect of that Share;

(c)	allotments, offers and rights accruing or offered in respect of that Share; and

(d)	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share.

Enforcement Event: an Event of Default as defined in the Note or any other non-compliance or breach of the provisions of the Transaction Documents (as defined in the Purchase Agreement).

First Mortgages: all or any of the First Security created or expressed to be created by or pursuant to this Deed.

First Mortgaged Assets: the assets from time to time subject, or expressed to be subject, to the First Mortgages or any part of those assets.

First Tranche Shares:

(a)	the shares of the Company described in Schedule 1A (First Tranche Shares), representing 4.15% of the total issued and outstanding share capital of the Company as of the date of this Deed;

(b)	any right or property accruing or offered at any time in relation to such shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(c)	all rights relating to any of those shares which are deposited with or registered in the name of, any depositary, custodian, nominee, clearing house or system, investment manager, mortgagee or other similar person or their nominee, in each case whether or not on a fungible basis (including any rights against any such person); and

(d)	all warrants, options and other rights to subscribe for, purchase or otherwise acquire any of those shares,

in each case now or in the future owned by it or (to the extent of its interest) in which it now or in the future has an interest.

Secured Obligations: all present and future moneys, debts and liabilities due, owing or incurred by the Mortgagor or any Covenant Party to the Mortgagee under or in connection with any Transaction Documents (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise), whether originally incurred by such Covenant Party or by some other person and including all interest (including default interest) accruing in respect thereof.

Mortgaged Assets: collectively, the First Mortgaged Assets and the Second Mortgaged Assets.

Mortgages: collectively, the First Mortgages and the Second Mortgages.

Note: the convertible promissory note to be issued to the Mortgagee by the Company with a principal amount of US$23,000,000.

Party: a party to this Deed and includes its successors in title, permitted assigns and permitted transferees.

Receiver: a receiver and manager or other receiver appointed in respect of the Mortgaged Assets.

Register of Members: has the meaning given to it in paragraph (d) of Clause 6.3 (Perfection and registration).

Relevant Amounts: all distributions (including cash income, dividends and any other return) received from or in respect of any Share.

Second Mortgages: all or any of the Second Security created or expressed to be created by or pursuant to this Deed.

Second Mortgaged Assets: the assets from time to time subject, or expressed to be subject, to the Second Mortgages or any part of those assets.

Second Tranche Shares:

(a)	the shares of the Company described in Schedule 1B (Second Tranche Shares), representing 4.15% of the total issued and outstanding share capital of the Company as of the date of this Deed;

(b)	any right or property accruing or offered at any time in relation to such shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(c)	all rights relating to any of those shares which are deposited with or registered in the name of, any depositary, custodian, nominee, clearing house or system, investment manager, mortgagee or other similar person or their nominee, in each case whether or not on a fungible basis (including any rights against any such person); and

(d)	all warrants, options and other rights to subscribe for, purchase or otherwise acquire any of those shares,

in each case now or in the future owned by it or (to the extent of its interest) in which it now or in the future has an interest.

Shares: collectively, the First Tranche Shares and the Second Tranche Shares.

Winding-up: winding up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step in any jurisdiction.

1.2	Terms defined in the Purchase Agreement

Unless defined in this Deed or the context otherwise requires, a term defined in the Purchase Agreement or in any other Transaction Document has the same meaning in this Deed or in any notice given under or in connection with this Deed.

1.3	Construction

(a)	Any reference in this Deed to a “Note Document” is a reference to the Note, the Purchase Agreement and any other document designated as such upon the mutual agreement of the Mortgagor, the Principal and the Mortgagee, or any other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced and includes any change in the purpose of, any extension of or any increase in that the amount extended under the Note Documents or other agreement or instrument, in any manner whatsoever.

(b)	Unless otherwise stated, references to Clauses and Schedules are to clauses of and schedules to this Deed.

(c)	Unless the context otherwise requires, a reference to a Mortgaged Asset includes:

(i)	any part of that Mortgaged Asset;

(ii)	the proceeds of sale of that Mortgaged Asset; and

(iii)	any present and future asset of that type.

(d)	An Enforcement Event is “continuing” if it has not been waived.

(e)	In this Deed, unless the contrary intention appears, the term “this Security” means the First Security and/or the Second Security created by this Deed.

1.4	Perpetuity Period

If the rule against perpetuities applies to any trust created by this deed, the perpetuity period shall be eighty (80) years (as specified by section 6(1) of the Perpetuities and Ordinance (Cap. 257 of the Laws of Hong Kong)).

1.5	Currency, symbols and definitions

“USD”, “US$” and “United States Dollars” each denotes the lawful currency for the time being of the United States of America.

2.	UNDERTAKING TO PAY

The Mortgagor shall, and the Principal shall cause the Mortgagor to, pay or discharge each of the Secured Obligations when due in accordance with the Note Documents and this Deed or, if they do not specify a time for payment, within ten (10) Business Days following demand by the Mortgagee.

3.	SECURITY

3.1	Security

(a)	The Mortgagor, as legal and beneficial owner, charges in favour of the Mortgagee as continuing security for the due and punctual payment and discharge of all Secured Obligations:

(i)	by way of first equitable mortgage all the First Tranche Shares owned by it or held by any nominee on its behalf; and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in the First Tranche Shares owned by it or held by any nominee on its behalf.

(b)	The Mortgagor, as legal and beneficial owner, charges in favour of the Mortgagee as continuing security for the due and punctual payment and discharge of all Secured Obligations:

(i)	by way of first equitable mortgage all the Second Tranche Shares owned by it or held by any nominee on its behalf; and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in the Second Tranche Shares owned by it or held by any nominee on its behalf.

(c)	A reference in this Clause 3.1 (Security) to a mortgage or charge of the First Tranche Shares or the Second Tranche Shares (as the case may be) includes:

(i)	the Relevant Amounts; and

(ii)	any right or property accruing or offered at any time in relation to it by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

(d)	The security created on all the First Tranche Shares pursuant to Clause 3.1(a) and Clause 3.1(c) above is collectively referred to as the “First Security”, and the security created on all the Second Tranche Shares pursuant to Clause 3.1(b) and Clause 3.1(c) above is collectively referred to as the “Second Security”.

3.2	Share Certificates etc.

(a)	The Mortgagor shall, and the Principal shall cause the Mortgagor to:

(i)	on the date of this Deed and, where Shares are acquired by the Mortgagor after the date of this Deed, within five (5) Business Days of such acquisition, deliver to the Mortgagee, or as the Mortgagee may direct:

A.	all original share certificate(s) or confirmation from the Company that it does not issue any such certificate(s) in relation to all such Shares; and

B.	a blank, signed and undated instrument of transfer in respect of the First Tranche Shares; and

C.	a blank, signed and undated instrument of transfer in respect of the Second Tranche Shares; and

(ii)	promptly deliver to the Mortgagee, or as the Mortgagee may direct, any other documents relating to the Shares which the Mortgagee requires.

(b)	Forthwith upon any right, money or property (including any share, stock, debenture, bond or other securities or investments) becoming a Mortgaged Asset, the Mortgagor must deliver to the Mortgagee (or as the Mortgagee may direct) all documents referred to in Clause 3.2(a) above as if the references to the Mortgaged Asset in those sub-paragraphs were references to such right, money or property.

(c)	The Mortgagor and the Principal agree and acknowledge that at any time on or after the occurrence of an Enforcement Event (but subject to Clause 18.4), the Mortgagee may, at its sole discretion and at the cost of the Mortgagor, complete, date and put into effect the documents referred to in this Clause 3.2 (Share Certificates etc.) and may register the Shares in the name of the Mortgagee or its nominee; provided, that if the then Fair Market Value of the Shares exceeds the amount of the outstanding Secured Obligations (such difference, the “Overpayment”), the Mortgagee shall, and shall procure its nominee to, return an amount equal to the Overpayment to the Mortgagor as soon as practicable following the completion of registration of the Shares in the name of Mortgage or its nominee (as applicable). For purpose of this Deed, “Fair Market Value” of the Shares will be determined by an independent appraiser jointly selected by the Mortgagor and the Mortgagee on the basis of the cash price that an unaffiliated third party would pay to acquire all the shares of the Company (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) in an arm’s-length transaction, assuming that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the shareholders of the Company at the time, taking into account all existing circumstances.

4.	RESTRICTIONS

4.1	Security

The Mortgagor shall not, and the Principal shall not cause or permit the Mortgagor to, create or permit to subsist any security over any Mortgaged Asset other than the Security created hereby, nor do anything else prohibited or restricted by the terms of any Transaction Document.

4.2	Disposal

The Mortgagor shall not (and shall not agree or purport to), and the Principal shall not cause or permit the Mortgagor to, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of any Mortgaged Asset, except, as expressly contemplated by any Transaction Document or with written consent of the Mortgagee.

4.3	No Transfer to the Competitors

Notwithstanding anything to the contrary under this Deed, (a) the Mortgagee agrees that by no means shall the Mortgagee or its affiliates, nominees, Receiver or Delegate transfer or grant any interest in Mortgaged Assets, including the First Mortgaged Assets and Second Mortgaged Assets, to any of the Competitors of the Company, by enforcement of the Security under this Deed, whether or not by exercising the right under Clause 7.8 or Clause 10.3 or otherwise under this Deed; (b) the Mortgagee shall, at the request of the Mortgagor, take all and any actions and execute all and any other documents necessary under this Deed and applicable laws which are deemed proper or desirable in a written opinion of an attorney independent of all parties hereto (“Independent Legal Advisor”) delivered to the Mortgagee, to give legal effect and enforceability to the provisions under this Clause 4.3; and (c) the Mortgagee further agrees that, (i) if its covenant under this Clause 4.3 not to transfer or pledge any interest in the Mortgaged Assets to any of the Competitors of the Company, is made not enforceable by the act or omission of the Mortgagee (in the absence of any fault attributable to the Mortgagor or the Principal) or under the applicable laws, and (ii) there is no alternative solutions that may make it otherwise enforceable, in each case of (i) and (ii) above, as concluded by the Independent Legal Advisor in its written opinion which shall be delivered to the Mortgagee, the Mortgagee shall, and shall procure any of its affiliates, nominees, Receiver or Delegate, refrain from exercising any right or authorizations otherwise exercisable or available under this Deed solely for purpose of preventing the Competitors of the Company from acquiring any interest in the Mortgaged Assets under this Deed.

5.	FURTHER ASSURANCE

The Mortgagor shall, and the Principal shall cause the Mortgagor to, promptly do (at the cost of the Mortgagor) whatever the Mortgagee requires pursuant to this Deed:

(a)	to create, perfect or protect the security intended to be created by this Deed, the Mortgages and/or the priority thereof; or

(b)	while an Enforcement Event is continuing, to facilitate the realisation of any Mortgaged Asset and/or the exercise of any right, power, authority or discretion exercisable vested in the Mortgagee or any Receiver, including (if the Mortgagor or any Receiver thinks expedient) executing any transfer, conveyance, charge, mortgage, assignment or assurance of any Mortgaged Asset (whether to the Mortgagee or its nominee or otherwise), making any registration and giving any notice, order or direction.

6.	DELIVERY OF DOCUMENTS

6.1	In addition to the requirements under Clause 3.2 (Share Certificates etc.), the Mortgagor shall, and the Principal shall cause the Mortgagor to, deliver or procure that there shall be delivered to the Mortgagee the following documents (in form and substance satisfactory to the Mortgagee) upon execution of this Deed which may be held by the Mortgagee until the Mortgages are released:

(a)	signed and dated letters of authority and undertaking from all the directors of the Company authorising the Mortgagee or any of its officers to date and put into effect the resolutions referred to in paragraph (b) below and undertaking to approve transfers of Shares by or in favour of the Mortgagee substantially in the form set out in Schedule 3 (Form of Letter of Authority and Undertaking); and

(b)	signed but undated resolutions of all the directors and shareholders of the Company approving the transfers of Shares by or in favour of the Mortgagee substantially in the form set out in Schedules 4-A and 4-B (Form of Resolutions for Transfer of Shares);

6.2	All documents required by paragraphs (a) and (b) of this Clause 6.1 shall be in the forms set out in Schedule 3 (Form of Letter of Authority and Undertaking) to Schedule 4 (Form of Resolutions for Transfer of Shares) or otherwise as the Mortgagee shall require. At any time on or after the occurrence of an Enforcement Event (but subject to Clause 18.4), the Mortgagee shall have the right to complete, date and put into effect the undated documents referred to in this Clause 6 and Clause 3.2 (Share Certificates etc.) and/or the placements of any such document delivered to the Mortgagee pursuant to Clause 6.5 (Changes in Directors) below) and to appoint such persons as the Mortgagee shall think fit as directors of the Company.

6.3	Perfection and registration

(a)	The Mortgagor shall, and the Principal shall cause the Mortgagor to, on or prior to the date of execution of this Deed, (i) instruct its registered agent to create and maintain (to the extent it has not already done so) a Register of Charge and to enter particulars of the security created pursuant to this Deed in such Register of Charge, and (ii) instruct its registered agent to effect registration of particulars of this Deed at the Registrar of Corporate Affairs of the British Virgin Islands (“Registry”) pursuant to Section 163 of the BVI Business Companies Act (as amended) (“BCA”).

(b)	On the date of execution of this Deed, the Mortgagor shall, and the Principal shall cause the Mortgagor to, deliver or procure to be delivered to the Mortgagee a certified copy of the updated Register of Charge recording the particulars of the security created pursuant to this Deed and a confirmation in writing from the registered agent of the Mortgagor that the relevant application form to register the security created pursuant to this Deed with the Registry has been filed with the Registry pursuant to Section 163 of the BCA.

(c)	Promptly and in any event within thirty (30) Business Days from and including the date of execution of this Deed, the Mortgagor shall, and the Principal shall cause the Mortgagor to, deliver or procure to be delivered to the Mortgagee the certificate of registration of charge issued by the Registry and a Registry stamped copy of the description of the security created pursuant to this Deed.

(d)	On the date of execution of this Deed, the Mortgagor shall, and the Principal shall cause the Mortgagor to, deliver or procure to be delivered to the Mortgagee a certified copy (certified by the Company’s registered office provider) of an annotated register of members of the Company referencing this Deed (the “Register of Members”).

6.4	Changes in Directors

(a)	If a new director of the Company is appointed, the Mortgagor shall, and the Principal shall cause the Mortgagor to, on or prior to such appointment becoming effective, procure that such director signs and delivers to the Mortgagee the documents described in Clauses 6.1(a) and (b) (Delivery of documents).

(b)	If a director of the Company resigns or is removed from such office, the Mortgagee shall promptly upon its becoming aware of the same return to the Mortgagor the documents signed by such director which were received by the Mortgagee pursuant to this Deed.

6.5	Directors resolution

After the Mortgages have become enforceable, the Mortgagor shall, and the Principal shall cause the Mortgagor to, procure to the extent that it is within the power of the Mortgagor as a majority shareholder of the Company that any transfer to or by the Mortgagee or its nominee of any of the Mortgaged Assets is duly approved by the required proportion of directors of the Company and registered in the Register of Members.

7.	SHARES

7.1	Acquisition

The Mortgagor shall, and the Principal shall cause the Mortgagor to, promptly notify the Mortgagee of its acquisition of, or agreement to acquire, any Shares.

7.2	No changes to rights

The Mortgagor shall not, and the Principal shall not cause or permit the Mortgagor to, take or allow the taking of any action on its behalf which may result in the rights attaching to any Mortgaged Asset being altered.

7.3	Calls

The Mortgagor shall, and the Principal shall cause the Mortgagor to, pay all calls or other payments due and payable in respect of the Shares.

7.4	Voting

Subject to Clause 7.5 (Voting after enforcement), the Mortgagor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share or Mortgaged Assets as it sees fit provided that:

(a)	it does so for a purpose not inconsistent with any Transaction Document;

(b)	it does so in a manner that does not affect the validity or enforceability of the Security and does not cause an Event of Default to occur; and

(c)	the exercise of or failure to exercise those rights would not have a material adverse effect on the value of the relevant Shares or the Mortgaged Assets and would not otherwise materially prejudice the interests of the Mortgagee under any Note Document.

7.5	Voting after enforcement

After this Security has become enforceable:

(a)	the Mortgagee or the Receiver shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Share or any Mortgaged Asset in such manner as it or he sees fit; and

(b)	the Mortgagor shall, and the Principal shall cause the Mortgagor to, comply or procure the compliance with any directions of the Mortgagee or the Receiver in respect of the exercise of those rights and shall promptly execute and/or deliver to the Mortgagee or the Receiver such additional forms of proxy as it or he requires with a view to enabling such person as it or he selects to exercise those rights.

7.6	Dividends

Subject to Clause 7.7 (Dividends after enforcement) and the terms and conditions set forth in the Note Documents, the Mortgagor is entitled to retain any cash income derived from the Shares or any Mortgaged Asset and (to the extent any such cash income is received by the Mortgagee or its nominee) the Mortgagee shall (or, as the case may be, ensure that its nominee shall) pay the same to the Mortgagor or as it may direct.

7.7	Dividends after enforcement

After this Security has become enforceable, the Mortgagee (or, as the case may be, its nominee) shall be entitled to retain any Relevant Amount derived from the Shares or any Mortgaged Asset received by it and apply the same as the Mortgagee sees fit.

7.8	Power of attorney

If any Share is not held in the Mortgagor’s name other than pursuant to this Deed, the Mortgagor shall, and the Principal shall cause the Mortgagor to, promptly execute and deliver to the Mortgagee an irrevocable power of attorney, expressed to be given by way of security and executed as a deed by the person in whose name that Share is held. That power of attorney shall appoint the Mortgagee, each Receiver and each Delegate the attorney of the holder and shall be in such form as the Mortgagee requires provided that any power granted to the Mortgagee in respect of the enforcement or realisation of the Security created or expressed to be created under this Deed shall not be exercisable until this Security has become enforceable.

7.9	Communications

The Mortgagor shall, and the Principal shall cause the Mortgagor to, promptly execute and/or deliver to the Mortgagee a copy of each circular, notice, report, set of accounts or other document received by it or its nominee in connection with any Share or in connection with or from the issuer of any of the Shares.

7.10	Role of Mortgagee

For the avoidance of doubt, the Mortgagee is not obliged to:

(i)	perform any obligation of the Mortgagor;

(ii)	make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Mortgagor; or

(iii)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of any Share or other Mortgaged Asset.

8.	GENERAL UNDERTAKINGS

8.1	The Mortgagor shall not, and the Principal shall cause the Mortgagor not to, do, or permit to be done, anything which could prejudice the Mortgages.

8.2	The Mortgagor shall (and the Principal shall cause the Mortgagor to) notify the Mortgagee in writing in advance of any plan to register under Part XVI of the Companies Ordinance and shall ensure that details of the Security created by this Deed are duly registered with the Companies Registry in Hong Kong within one month after the Mortgagor is so registered.

9.	REPRESENTATIONS AND WARRANTIES

(a)	The Mortgagor makes the representations and warranties set out in section 3 (Representations and Warranties of the Warrantors) of the Purchase Agreement to the Mortgagee on the date of this Deed.

(b)	The Mortgagor makes the representations and warranties set out in this paragraph (b) to the Mortgagee on the date of this Deed:

(i)	the shares described in Schedule 1A (First tranche Shares) and Schedule 1B (Second Tranche Shares) are duly authorised, validly issued and fully paid, non-assessable and freely transferable and constitute shares in the capital of a limited company. There are no moneys or liabilities outstanding or payable in respect of any of the Shares;

(ii)	the Shares constitute 8.3% of the total issued and outstanding share capital in the Company and no person has or is entitled to any conditional or unconditional option, warrant or other right to subscribe for, purchase or otherwise acquire any issued or unissued Shares, or any interest in Shares or the capital of the Company;

(iii)	The Mortgagor is not registered under Part XVI of the Companies Ordinance or, if it has so registered, it has provided sufficient details to the Mortgagee to enable an accurate search against it to be undertaken by the Morgagee at the Companies Registry; and

(iv)	this Deed creates the security it purports to create and is not liable to be amended or otherwise set aside on the winding up of the Mortgagor or otherwise.

(c)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty under this Deed is deemed to be repeated by each of the Mortgagor and the Principal on the date hereof and the date of consummation of the transactions as contemplated under the Transaction Documents.

(d)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

10.	ENFORCEMENT

10.1	Enforcement Event

The Security constituted by this Deed shall become immediately enforceable upon the occurrence of an Enforcement Event.

10.2	Discretion

After this Security has become enforceable, the Mortgagee may in its sole and absolute discretion, enforce all or any part of this Security at the times, in the manner and on the terms it sees fit.

10.3	Power of sale

(a)	After this Security has become enforceable, the Mortgagee may, without prior notice to the Mortgagor or prior authorisation from any court, sell or otherwise dispose of all or any part of the Mortgaged Assets at the times, in the manner and on the terms it thinks fit.

(b)	The power of sale and other powers conferred (or deemed by this Deed to be conferred) by section 51 (Powers of mortgagee and receiver) and Section 53 (Sale by mortgagee) of the CPO and the Fourth Schedule (Powers of mortgagee and receiver) to the CPO as varied and extended by this Deed shall arise on the date of this Deed and no restriction imposed by any ordinance or other statutory provision in relation to the exercise of any power of sale shall apply to this Deed.

10.4	No liability as mortgagee in possession

Nothing done by or on behalf of the Mortgagee pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums other than actual receipts.

11.	APPOINTMENT AND RIGHTS OF RECEIVERS

11.1	Appointment of receivers

If:

(a)	requested by the Mortgagor; or

(b)	after this Security has become enforceable (whether or not the Mortgagee has taken possession of the Mortgaged Assets),

without any notice or further notice, the Mortgagee may, by deed or otherwise in writing signed by any officer or manager of the Mortgagee or any person authorised for this purpose by the Mortgagee, appoint one or more persons to be a Receiver. If the Mortgagee appoints more than one person as Receiver, the Mortgagee may give those persons power to act either jointly or severally. The provisions of section 50 (Power to appoint a receiver) of the CPO (as varied and/or extended by this Deed) shall apply to any appointment made pursuant to this Deed.

11.2	Scope of appointment

Any Receiver may be appointed Receiver of all of the Mortgaged Assets or Receiver of a part of the Mortgaged Assets specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in Schedule 2 (Rights and powers of Receivers) shall have effect as though every reference in that Schedule to any Mortgaged Assets were a reference to the part of those assets so specified or any part of those assets.

11.3	Power of appointment exercisable despite prior appointments

The power to appoint a Receiver (whether conferred by this Deed or by law) shall be, and remain, exercisable by the Mortgagee despite any prior appointment in respect of all or any part of the Mortgaged Assets.

11.4	Rights and powers of Receivers

Any Receiver appointed pursuant to this Clause 11 shall have the rights, powers, discretions, privileges and immunities conferred (or deemed to be conferred) on receivers by the CPO (as varied and/or extended by this Deed), all powers (if any) conferred on receivers by law or otherwise and shall also have the powers and rights set out in Schedule 2 (Rights and powers of Receivers), all of which powers and rights are exercisable without further notice.

11.5	Agent of Mortgagor

(a)	Any Receiver shall be the agent of the Mortgagor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the CPO or any other applicable law. The Mortgagor alone shall be solely responsible for the Receiver’s contracts, engagements, acts, omissions, defaults, losses and remuneration and for liabilities incurred by the Receiver.

(b)	The agency of each Receiver shall continue until the Mortgagor goes into liquidation and after that, the Receiver shall act as principal and shall not become the agent of the Mortgagee.

(c)	The Mortgagor will not incur any liability (either to the Mortgagee or to any other person) by reason of the appointment of a Receiver or for any other reason.

11.6	Remuneration

The Mortgagee may determine the remuneration of any Receiver and direct payment of that remuneration out of moneys received by Receiver. The Mortgagor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver and the same shall be a debt secured by this Deed which shall be immediately due and payable.

11.7	Removal of Receiver

The Mortgagee may, without further notice from time to time, by way of deed or otherwise in writing, remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

12.	MORTGAGEE’S RIGHTS

12.1	Same rights as Receiver

To the fullest extent allowed by law, any right, power or discretion conferred by any Note Document (either expressly or impliedly) or by law upon a Receiver may be exercised by the Mortgagee, after the Mortgages become enforceable, without first appointing a Receiver, and whether or not the Mortgagee shall have taken possession or appointed a Receiver of the Mortgaged Assets.

12.2	Delegation

The Mortgagee may delegate in any manner to any person any rights exercisable by the Mortgagee under any Note Document. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Mortgagee thinks fit.

13.	ORDER OF DISTRIBUTIONS

13.1	Application of proceeds

All amounts received or recovered by the Mortgagee or any Receiver or Delegate in exercise of their rights under this Deed shall, subject to the rights of any creditors having priority, be applied in the order provided in Clause 13.2 (Order of distributions).

13.2	Order of distributions

The order referred to in Clause 13.1 (Application of proceeds) is:

(a)	in or towards the payment of all costs, losses, liabilities, expenses and remuneration of and incidental to the appointment of any Receiver or Delegate and the exercise of any of his rights or powers, including his remuneration and all outgoings paid by him;

(b)	in or towards the payment of the Secured Obligations in accordance with the Note; and

(c)	in payment of any surplus to the Mortgagor or other person entitled to it.

13.3	Payment of claims in priority and no prejudice to right to recover shortfall

This Clause 13.2 (Order of distributions) is subject to the payment of any claims having priority over this Security and does not prejudice the right of the Mortgagee to recover any shortfall from the Mortgagor.

14.	NO LIABILITY OF MORTGAGEE, RECEIVERS AND DELEGATES

14.1	No liability as mortgagee in possession

If the Mortgagee, any Receiver or any Delegate takes possession of the Mortgaged Assets, it or he may at any time relinquish possession. Without prejudice to Clause 14.2 (No liability for costs), the Mortgagee shall not be liable as (or required to account as) a mortgagee in possession by reason of viewing or repairing any of the present or future assets of the Mortgagor.

14.2	No liability for costs

Neither the Mortgagee nor any Receiver or Delegate shall (either by reason of taking possession of the Mortgaged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Mortgagor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Mortgaged Assets except to the extent caused by its or his own gross negligence or wilful misconduct.

15.	REDEMPTION OF PRIOR MORTGAGES

(a)	At any time after this Security has become enforceable, the Mortgagee may:

(i)	redeem any prior security against any Mortgaged Asset; and/or

(ii)	procure the transfer of that security to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Mortgagor.

(b)	The Mortgagor must pay to the Mortgagee the costs and expenses incurred by the Mortgagee in connection with any such redemption and/or transfer, including the payment of any principal or interest in accordance with Section 5 (Waiver; Payment of Fees and Expenses) of the Note.

16.	POWER OF ATTORNEY

16.1	Appointment

The Mortgagor by way of security irrevocably appoints the Mortgagee, every Receiver and every Delegate severally as its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)	to create, perfect or protect the Security created or intended to be created under or evidenced by this Deed (or the priority of the Security) and to do anything else which the Mortgagor is obliged to do (but has not done) under any Note Document to which it is party (including to execute charges over, transfers, conveyances, assignments and assurances of, and other deeds, instruments, notices, orders and directions relating to, the Mortgaged Assets);

(b)	to take any action and to execute any other documents which the Mortgagor is required to execute and do under this Deed and any attorney deems proper or desirable in exercising any of the rights, powers, authorities and discretions conferred by this Deed or by law on the Mortgagee, any Receiver or any Delegate; and

(c)	after this Security has become enforceable, to exercise any of the rights conferred on the Mortgagee, any Receiver or any Delegate in relation to the Mortgaged Assets or under any Note Document, the CPO or generally under Hong Kong law.

16.2	Ratification

The Mortgagor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 16.1 (Appointment).

17.	PROTECTION OF THIRD PARTIES

17.1	No duty to enquire

No person dealing with the Mortgagee, any Receiver or any Delegate (or any agent or nominee of any of the foregoing) shall be concerned to enquire:

(a)	whether the Secured Obligations have become payable;

(b)	whether the powers or rights conferred by or pursuant to any Note Document are exercisable or are being properly exercised;

(c)	whether any money remains due under the Note Documents;

(d)	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(e)	otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(f)	as to the application of any money borrowed or raised.

17.2	Protection to purchasers

(a)	The receipt of the Mortgagee or any Receiver or Delegate shall be a conclusive discharge to a purchaser and, in making any sale or other disposal of any of the Mortgaged Assets or in making any acquisition in the exercise of their respective powers, the Mortgagee, every Receiver and Delegate may do so for any consideration, in any manner and on any terms that it or he thinks fit.

(b)	Subject to the provisions of this Deed, all the protection to purchasers contained in Sections 52 (Protection of purchaser), 53 (Sale by mortgagee) and 55 (Mortgagee’s receipt) of the CPO or in any other applicable legislation shall apply to any person purchasing from or dealing with the Mortgagee, any Receiver or any Delegate.

18.	SAVING PROVISIONS

18.1	Continuing Security

Subject to Clause 19 (Discharge of Security), the Mortgages are continuing Security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

18.2	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Mortgagor, any Covenant Party or any security for those obligations or otherwise) is made by the Mortgagee in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Mortgagor and the Covenant Parties and the Mortgages shall continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.3	Mortgagor intent

The Mortgagor expressly confirms that it intends that the Mortgages shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Note Documents and/or any loans or amount made available under any of the Note Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such loan or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.4	Immediate recourse

The Mortgagor waives any right it may have of first requiring the Mortgagee (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Mortgagor under this Deed, and this waiver applies irrespective of any law or any provision of a Note Document to the contrary; provided, that, the Mortgagee hereby agrees that the Security under this Deed shall not become enforceable unless six (6) months have lapsed since the date of the occurrence of an Enforcement Event under the Note Documents and any Secured Obligations remain due and outstanding at the time of the enforcement.

18.5	Appropriations

Until this Security is discharged pursuant to Clause 19, the Mortgagee (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Mortgagee (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Mortgagor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Mortgagor or on account of the Mortgagor’s liability under this Deed.

18.6	Additional Security

The Mortgages are in addition to and are not in any way prejudiced by any other guarantees or security now or subsequently held by the Mortgagee.

18.7	Tacking

The Mortgagee, the Mortgagor and the Covenant Parties shall comply with its obligations under the Note Documents.

19.	DISCHARGE OF SECURITY

19.1	Final redemption

(a)	If the Captive Structure (as defined in the Purchase Agreement) has been established in accordance with Section 7.3 of the Purchase Agreement, the Mortgagee shall, within five (5) Business Days upon its receipt of the request of the Mortgagor and at cost of the Mortgagor, release or discharge (as appropriate) the Second Mortgaged Assets from the Second Mortgages.

(b)	If all the Secured Obligations have been irrevocably paid in full (including the exercise of the Conversion Right by the Mortgagee (as defined under the Note Documents) in full in accordance with the terms of the Note Documents), the Mortgagee shall, within five (5) Business Days upon its receipt of the request of the Mortgagor and at cost of the Mortgagor, release or discharge (as appropriate) the First Mortgaged Assets from the First Mortgages.

20.	EXPENSES

20.1	Expenses

The Mortgagor shall, and the Principal shall cause the Mortgagor to, within five (5) Business Days of demand, pay to the Mortgagee the amount of all costs, losses, liabilities and expenses (including legal fees) incurred (in the case of costs, losses, liabilities and expenses incurred in relation to realisation or enforcement of any rights under or in connection with this Deed) or reasonably incurred (in all other cases) by the Mortgagee, any Receiver or any Delegate in relation to this Deed (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Deed, or any consideration by the Mortgagee as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release of this Deed and/or any other document referred to in this Deed).

21.	PAYMENTS

21.1	Demands

Any demand for payment made by the Mortgagee shall be valid and effective only if it contains a statement of the relevant Secured Obligations.

21.2	Payments

All payments by the Mortgagor under this Deed (including damages for its breach) shall be made in the Currency of Account and to such account, with such financial institution and in such other manner as the Mortgagee may direct.

22.	RIGHTS, WAIVERS AND DETERMINATIONS

22.1	Ambiguity

Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to any Note Document, the terms of that Note Document shall prevail.

22.2	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Mortgagee, Receiver or Delegate, of any right or remedy under any Note Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Note Documents. No waiver or election to affirm any of the Note Documents on the part of the Mortgagee, Receiver or Delegate shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Note Documents are cumulative and not exclusive of any rights or remedies provided by law.

22.3	Determinations

Any determination by or certificate of the Mortgagee or any Receiver or Delegate under any Note Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

24.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

25.	JURISDICTION

25.1	Dispute Resolution

(a)	Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Deed, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(b)	The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(c)	The arbitral proceedings shall be conducted in English and Chinese. To the extent that the HKIAC Rules are in conflict with the provisions of this Clause 25.1, including the provisions concerning the appointment of the arbitrators, the provisions of this Clause 25.1 (Dispute Resolution) shall prevail.

(d)	Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)	The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive law.

(g)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(i)	The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(1)	In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(2)	The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(3)	If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (x) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Clause 25.1 (Dispute Resolution)); and (y) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(4)	Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(5)	The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Clause 25.1 (Dispute Resolution) where such objections are based solely on the fact that consolidation of the same has occurred.

This Deed has been entered into as a deed and delivered on the date stated at the beginning of this Deed.

SCHEDULE 1 - A

FIRST TRANCHE SHARES

Company in respect of which the Shares are issued: Puxin Limited

Registered Shareholder	No. of Shares	Share Certificate Number(s)
The Mortgagor	4,150,000 (of par value 0.00005 each)	No. 13

SCHEDULE 1 - B

SECOND TRANCHE SHARES

Company in respect of which the Shares are issued: Puxin Limited

Registered Shareholder	No. of Shares	Share Certificate Number(s)
The Mortgagor	4,150,000 (of par value 0.00005 each)	No. 14

SCHEDULE 2

RIGHTS AND POWERS OF RECEIVERS

Any Receiver appointed pursuant to Clause 11 (Appointment and rights of Receivers) shall have the right, either in his own name or in the name of the Mortgagor or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

(a)	Enter into possession

to take immediate possession of, get in and collect the Mortgaged Assets and to require payment to it of all Dividends and Relevant Amounts and, without prejudice to the foregoing, cause to be registered all or any part of the Mortgaged Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof;

(b)	Deal with Mortgaged Assets

to sell, transfer, assign, exchange, convert into money or otherwise dispose of or realise the Mortgaged Assets to any person (whether by public offer or auction, tender or private contract or otherwise) on such terms as he sees fit, including for a consideration of any kind (which may consist of cash, debentures or other obligations, shares, stock or other valuable consideration, may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)	Borrow money

to borrow and/or raise money either unsecured or on the security of the Mortgaged Assets (either in priority to the Mortgages or otherwise and generally on any terms and for whatever purpose which it thinks fit);

(d)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question and demand with or by any person (including any person who is or claims to be a creditor of the Mortgagor) relating in any way to the Mortgaged Assets;

(e)	Legal actions

to bring, prosecute, enforce, defend and abandon any application, action, suit and/or proceedings in relation to the Mortgaged Assets or any business of the Mortgagor in the name of the Mortgagor or in its own name and to submit to arbitration, negotiate, compromise and settle any such application, claim, action, suit or proceedings and in addition to take or defend proceedings for the winding-up of the Mortgagor and proceedings for directions under any applicable law;

(f)	Receipts

to give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Mortgaged Asset.

(g)	Redemption of Security

to redeem any Security (whether or not having priority to the Mortgages) over the Mortgaged Assets and to settle the accounts of any person with an interest in the Mortgaged Assets;

(h)	Rights of ownership

to exercise and do (or permit the Mortgagor or any nominee of it to exercise and do) all such rights and things as the Mortgagee would be capable of exercising or doing if it were the absolute beneficial owner of the Mortgaged Assets;

(i)	CPO

to exercise all powers set out in the Fourth Schedule to the CPO as now in force (whether or not in force at the date of exercise) and any powers added to the Fourth Schedule, after the date of this Deed;

(j)	Delegation

to delegate its powers in accordance with this Deed;

(k)	Lending

to lend money or advance credit to any customer of the Mortgagor.

(l)	Covenants, guarantees and indemnities

to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as it shall think fit, make all payments needed to effect, maintain or satisfy such obligations or liabilities and use the company seal(s) (if any) of the Mortgagor; and

(m)	Other powers

to do anything else it may think fit, necessary or desirable for the realisation of the Mortgaged Assets or incidental or conducive to the exercise of any of the rights, powers, discretions, privileges and immunities conferred on the Receiver under or by virtue of any Note Document to which the Mortgagor is party, or the CPO and any other applicable law and to use the name of the Mortgagor for any of the above purposes.

(n)	Construction

In the context of all rights, powers, privileges, discretions and immunities conferred on a Receiver, references to charge or mortgage in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Mortgages and references to mortgaged land in any provision of the CPO shall, for the purposes of this Deed, be deemed to be references to the Mortgaged Assets.

SCHEDULE 3

FORM OF LETTER OF AUTHORITY AND UNDERTAKING

To: CICC ALPHA Eagle Investment Limited

            , 2017

Dear Sirs

Puxin Limited (the “Company”)

I irrevocably authorise you or any of your officers to complete, date and put into effect the attached resolutions signed by me in accordance with the provisions of the share mortgage entered into by Long bright Limited relating to the Company dated             , 2017 (the “Share Mortgage”).

I also irrevocably undertake to vote in favour of any resolution approving that any Shares (as defined in the Share Mortgage) comprised in the Mortgaged Assets (as defined in the Share Mortgage) be registered in your name or in the name of your nominees or in the name of any purchaser of those Shares or its nominee in accordance with the provisions of the Share Mortgage (including without limitation, Clause 6 (Delivery of documents)) referred to above.

Yours faithfully,

by Yunlong Sha

SCHEDULE 3

FORM OF LETTER OF AUTHORITY AND UNDERTAKING

To: CICC ALPHA Eagle Investment Limited

            , 2017

Dear Sirs

Puxin Limited (the “Company”)

I irrevocably authorise you or any of your officers to complete, date and put into effect the attached resolutions signed by me in accordance with the provisions of the share mortgage entered into by Long bright Limited relating to the Company dated             , 2017 (the “Share Mortgage”).

I also irrevocably undertake to vote in favour of any resolution approving that any Shares (as defined in the Share Mortgage) comprised in the Mortgaged Assets (as defined in the Share Mortgage) be registered in your name or in the name of your nominees or in the name of any purchaser of those Shares or its nominee in accordance with the provisions of the Share Mortgage (including without limitation, Clause 6 (Delivery of documents)) referred to above.

Yours faithfully,

by Gang Li

SCHEDULE 3

FORM OF LETTER OF AUTHORITY AND UNDERTAKING

To: CICC ALPHA Eagle Investment Limited

            , 2017

Dear Sirs

Puxin Limited (the “Company”)

I irrevocably authorise you or any of your officers to complete, date and put into effect the attached resolutions signed by me in accordance with the provisions of the share mortgage entered into by Long bright Limited relating to the Company dated             , 2017 (the “Share Mortgage”).

I also irrevocably undertake to vote in favour of any resolution approving that any Shares (as defined in the Share Mortgage) comprised in the Mortgaged Assets (as defined in the Share Mortgage) be registered in your name or in the name of your nominees or in the name of any purchaser of those Shares or its nominee in accordance with the provisions of the Share Mortgage (including without limitation, Clause 6 (Delivery of documents)) referred to above.

Yours faithfully,

by Liang Gao

SCHEDULE 3

FORM OF LETTER OF AUTHORITY AND UNDERTAKING

To: CICC ALPHA Eagle Investment Limited

            , 2017

Dear Sirs

Puxin Limited (the “Company”)

I irrevocably authorise you or any of your officers to complete, date and put into effect the attached resolutions signed by me in accordance with the provisions of the share mortgage entered into by Long bright Limited relating to the Company dated             , 2017 (the “Share Mortgage”).

I also irrevocably undertake to vote in favour of any resolution approving that any Shares (as defined in the Share Mortgage) comprised in the Mortgaged Assets (as defined in the Share Mortgage) be registered in your name or in the name of your nominees or in the name of any purchaser of those Shares or its nominee in accordance with the provisions of the Share Mortgage (including without limitation, Clause 6 (Delivery of documents)) referred to above.

Yours faithfully,

by Yun Xiao

SCHEDULE 4 - A

FORM OF RESOLUTIONS FOR TRANSFER OF SHARES

Puxin Limited (the “Company”)

WRITTEN RESOLUTIONS OF THE DIRECTORS OF THE COMPANY (the “Directors”) made pursuant to the Articles of Association of the Company

Directors: Yunlong Sha, Gang Li, Liang Gao and Yun Xiao

Date:

TRANSFER OF SHARES

NOTED that instrument(s) of transfer executed by Long bright Limited (the “Mortgagor”) transferring              share(s) in the Company from the Mortgagor to                      (the “Transfer”) was provided to the Directors.

IT WAS RESOLVED that, the share transfer evidenced by the Transfer be approved, and that the transferee’s name therein be registered in the register of the members of the Company in respect of the shares so transferred, and that new share certificates in respect of such shares be sealed with the common seal of the Company in accordance with the Articles of Association of the Company and issued to the transferees as appropriate and that the Company’s register of members be updated accordingly.

[The remainder of this page has intentionally been left blank]

IN WITNESS WHEREOF, the undersigned have executed this written resolution so as to be effective as of the date first written above.

Name of Directors	Signature

Yunlong Sha

IN WITNESS WHEREOF, the undersigned have executed this written resolution so as to be effective as of the date first written above.

Name of Directors	Signature

Gang Li

IN WITNESS WHEREOF, the undersigned have executed this written resolution so as to be effective as of the date first written above.

Name of Directors	Signature

Liang Gao

IN WITNESS WHEREOF, the undersigned have executed this written resolution so as to be effective as of the date first written above.

Name of Directors	Signature

Yun Xiao

SCHEDULE 4 - B

FORM OF RESOLUTIONS FOR TRANSFER OF SHARES

Puxin Limited (the “Company”)

WRITTEN RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY (the “Shareholders”) made pursuant to the Articles of Association of the Company

Shareholders: Long bright Limited, Prospect Limited, Pution Limited and Gao & Tianyi Limited

Date:

TRANSFER OF SHARES

NOTED that instrument(s) of transfer executed by Long bright Limited (the “Mortgagor”) transferring              share(s) in the Company from the Mortgagor to                      (the “Transfer”) was provided to the Shareholders.

IT WAS RESOLVED that, the share transfer evidenced by the Transfer be approved, and that the transferee’s name therein be registered in the register of the members of the Company in respect of the shares so transferred, and that new share certificates in respect of such shares be sealed with the common seal of the Company in accordance with the Articles of Association of the Company and issued to the transferees as appropriate and that the Company’s register of members be updated accordingly.

[The remainder of this page has intentionally been left blank]

IN WITNESS WHEREOF, the undersigned have executed these written resolutions so as to be effective as of the date first written above.

Name of Members

Long bright Limited

By:
Name:	Yunlong Sha
Title:	Director

IN WITNESS WHEREOF, the undersigned have executed these written resolutions so as to be effective as of the date first written above.

Name of Members

Prospect Limited

By:
Name:	Yun Xiao
Title:	Director

IN WITNESS WHEREOF, the undersigned have executed these written resolutions so as to be effective as of the date first written above.

Name of Members

Pution Limited

By:
Name:	Gang Li
Title:	Director

IN WITNESS WHEREOF, the undersigned have executed these written resolutions so as to be effective as of the date first written above.

Name of Members

Gao & Tianyi Limited

By:
Name:	Liang Gao
Title:	Director

IN WITNESS WHEREOF, this Deed has been duly executed and delivered as a deed on the date first set out above.

The COMMON SEAL of	)

Long bright Limited	)

was affixed hereto	) /s/ COMMON SEAL of Long bright Limited

in the presence of:	)

/s/ Sha Yunlong

Signature of witness

Name: Sha Yunlong

Address: No. 18 Danling Street, Haidian District,

Beijing, China

Occupation: CEO

SIGNED, SEALED and DELIVERED as a DEED	) ) /s/ Sha Yunlong

by SHA YUNLONG ( )	) /s/ Seal of Sha Yunlong

in the presence of:

/s/ Tan Chunxiang

Signature of witness

Name: Tan Chunxiang

Address: No. 18 Danling Street, Haidian District, Beijing, China

Occupation: Manager

IN WITNESS WHEREOF, this Deed has been duly executed and delivered as a deed on the date first set out above.

EXECUTED and DELIVERED	)

as a DEED by and in the name of	)

CICC ALPHA EAGLE INVESTMENT	) /s/ Yin Xiaobin

LIMITED	)

by its duly authorized attorney YIN XIAOBIN	)

in the presence of:

/s/ Yeung Ming Ho Stella

Signature of witness

Name: YEUNG MING HO STELLA

Address: 12/F Gloucester Tower The Landmark 15 Queen’s Road Central

Occupation: Solicitor Shearman & Sterling